EXHIBIT 3(i)

  CERTIFICATE OF AMENDMENT OF

  CERTIFICATE OF INCORPORATION

IVECON CORPORATlON a corporation organized and existing under and by virtue of the

General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

FIRST: That at a meeting of the Board of Directors of IVECON CORPORATION resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "FOURTH:" so that, as amended said Article shall be and read as follows:

"The amount of total authorized capital stock of the corporation shall be divided into

50,000,000 shares of common stock having a par value of $.0001 each."

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section

242 of the  General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said IVECON CORPORATION has caused this certificate to be signed by an authorized officer, this  day of 20th day of April  2005.

BY: /s/ Jay D. Solomon	- Signature
Name: Jay D. Solomon	- please print
Title: President	- please print